EXHIBIT 99.2

SOUTHERN MICHIGAN BANCORP, INC.
51 West Pearl Street
Coldwater, Michigan  49036

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

          The annual meeting of shareholders of Southern Michigan Bancorp, Inc. will be held on Thursday, May 14, 2009 at 4:00 p.m. local time, at the Dearth Community Center, located at the Fairgrounds, in Coldwater, Michigan. At the meeting, we will:

(1)	Vote on the election of five directors; and

(3)	Transact any other business that may properly come before the meeting.

          Shareholders of record at the close of business on March 13, 2009 are entitled to notice of and to vote at the annual meeting and any adjournment of the meeting.

By Order of the Board of Directors John H. Castle Chairman of the Board

Date:  March 27, 2009

It is important that your shares of Southern common stock be represented at the meeting. We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. If you do attend the meeting, you may revoke your proxy and vote in person.

SOUTHERN MICHIGAN BANCORP, INC.
51 West Pearl Street
Coldwater, Michigan 49036

PROXY STATEMENT

GENERAL INFORMATION

          This proxy statement and the enclosed proxy card are being furnished to you in connection with the solicitation of proxies by the board of directors of Southern Michigan Bancorp, Inc., a Michigan corporation (the "Company"), for use at the annual meeting of shareholders of the Company or any adjournment of the meeting. The annual meeting will be held on Thursday, May 14, 2009 at 4:00 p.m. local time at the Dearth Community Center, located at the Fairgrounds, in Coldwater, Michigan. This proxy statement and accompanying proxy card were first sent or given to shareholders on and after April 1, 2009.

Purpose of the Meeting

          The purpose of the annual meeting is to consider and vote on the election of five directors. Your board of directors recommends that you vote FOR each of the nominees discussed in this proxy statement.

How to Vote Your Shares

          You may vote at the annual meeting in person or by proxy if you were a shareholder of record of common stock of the Company on March 13, 2009. You are entitled to one vote per share of common stock of the Company that you own on each matter presented at the annual meeting. As of March 13, 2009, there were 2,323,970 shares of common stock of the Company, par value $2.50 per share, issued and outstanding.

          Your shares of common stock of the Company will be voted at the annual meeting if you properly sign and return to us the enclosed proxy. If you specify a choice, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for the election of each nominee for director named in this proxy statement. If other matters are presented at the annual meeting, the individuals named in the enclosed proxy will vote your shares on those matters in their discretion. As of the date of this proxy statement, we do not know of any other matters to be considered at the annual meeting.

          You may revoke your proxy at any time before it is exercised by:

➢	delivering written notice to the Danice L. Chartrand, Secretary of the Company;
➢	signing and delivering a later dated proxy to the Secretary of the Company; or
➢	attending and voting at the annual meeting.

Who Will Solicit Proxies

          Directors, officers and employees of the Company will solicit proxies on behalf of the Company by mail, in person, or by telephone. These individuals will not receive additional compensation for soliciting proxies. The Company will request brokers, custodians, nominees, and other fiduciaries to forward proxy materials to beneficial owners of shares of common stock of the Company held of record by such parties and will reimburse them for their reasonable charges and out-of-pocket expenses in connection with forwarding proxy materials to beneficial owners. The Company will pay all of the costs of soliciting proxies.

Required Vote and Quorom

          A plurality of the shares voting at the annual meeting is required to elect directors. This means that if there are more nominees than director positions to be filled, the nominees for whom the most votes are cast will be elected. In counting votes on the election of directors, shares for which voting authority is withheld and other shares not voted will not be counted as voted, and the number of shares of which a plurality is required will be reduced by the number of shares not voted.

          A majority of shares entitled to vote at the annual meeting must be present or represented at the meeting to constitute a quorum. If you submit a proxy or attend the meeting in person, your shares will count towards establishing a quorum, even if you withhold voting authority or abstain from voting on some or all of the matters introduced at the meeting. Broker non-votes also count towards establishing a quorum.

          The signing of a proxy does not preclude you from attending the annual meeting and voting in person. You are encouraged to promptly complete, date and sign the enclosed proxy card and return it to Southern Michigan Bank & Trust, Attn: Trust Department, the transfer agent for the Company's common stock, even if you intend to attend the meeting.

PROPOSAL 1 - ELECTION OF DIRECTORS

          The Company's Board of Directors is currently composed of fifteen directors who are divided into three classes. One class is elected each year for a three year term. Five directors are nominated for election at the annual meeting to serve for a three year term ending with the annual meeting of shareholders following the year ended December 31, 2011. All of the nominees currently serve as directors. If any of the nominees are unable or unwilling to serve as a director, your proxy will be voted for the election of the person nominated by the Board of Directors in substitution, if any. The Company has no reason to believe that any nominee of the Board of Directors is unwilling or unable to serve as a director, if elected.

          The following table lists the names of the nominees and the other current directors and their ages as of March 13, 2009, their principal occupations, and the year in which each became a director.

Name of Director	Age	Principal Occupation(s)	Year First Became a Director of the Company

Nominees of the Board of Directors for election at the annual meeting:

Gregory J. Hull	61	President - Hull Farms, Inc.	1995

Thomas E. Kolassa	61	Executive Vice President - Hub International, Inc.	1995

Donald J. Labrecque	51	Owner - Labrecque Management	2004

Thomas D. Meyer	64	President - Meyer Ventures, LLC	2008

Freeman E. Riddle	76	Vice President - Spoor & Parlin, Inc.	1982

Directors Whose Terms Continue until the 2010 Annual Meeting:

John S. Carton	68	Retired business executive	2007

H. Kenneth Cole	60	Chief Administrative Officer and Treasurer - Hillsdale College	1998

Gary H. Hart	56	CEO & President - Infinisource, Inc.	2004

Brian P. McConnell	46	President & COO - Burr Oak Tool, Inc.	2007

Kurt G. Miller	53	President of the Company and Southern Michigan Bank & Trust; President & CEO of FNB Financial	2002

Directors Whose Terms Continue until the 2011 Annual Meeting:

Marcia S. Albright	45	VP & General Manager - Cequent Electrical Products, Inc.	2002

Dean Calhoun	50	CEO - Coldwater Veneer, Inc.	2006

John H. Castle	51	Chairman of the Board of the Company and Southern Michigan Bank & Trust; Chief Executive Officer of the Company and Southern Michigan Bank & Trust	2002

Robert L. Hance	53	President - Midwest Energy Cooperative	2007

Nolan E. Hooker	57	Owner - Hooker Oil Co.; Co-Owner - Best American Car Washes	1991

          The following table presents, as of March 13, 2009, the total number of shares of common stock of the Company beneficially owned, and the percent of such shares so owned, by each director and by all directors of the Company as a group.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power	Shared Voting or Dispositive Power(2)	Stock Options (3)	Total Beneficial Ownership	Percent of Class
Marcia S. Albright	1,550	-	2,133	3,683	*
Dean Calhoun	20	40,032	400	40,452	1.74%
John S. Carton	1,474	-	-	1,474	*
John H. Castle	9,690	170	38,925	48,785	2.06%
H. Kenneth Cole	457	-	2,448	2,905	*
Robert L. Hance	-	200	-	200	*
Gary H. Hart	20	6,000	1,293	7,313	*
Nolan E. Hooker	2,580	3,705	2,448	8,733	*
Gregory J. Hull	20	2,763	2,448	5,231	*
Thomas E. Kolassa	9,649	-	2,448	12,097	*
Donald J. Labrecque	1,465	-	1,293	2,758	*
Brian P. McConnell	1,900	-	-	1,900	*
Thomas D. Meyer	3,371	50	-	3,421	*
Kurt G. Miller	6,258	12	30,825	37,095	1.58%
Freeman E. Riddle	1,010	9,000	1,818	11,828	*
Totals	39,464	61,932	86,479	187,875	7.79%

(1)

The number of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that are considered to be otherwise beneficially owned by that person. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days, such as through the exercise of a stock option. Shares held in fiduciary capacities by the Company are not included in shares beneficially owned by individuals unless otherwise indicated. The directors and officers of the Company may, by reason of their positions, be in a position to influence the voting or disposition of shares held in trust by the Company to some degree, but disclaim beneficial ownership of these shares. The Company and its subsidiary banks disclaim beneficial ownership of shares held by the banks in fiduciary capacities.

(2)

The number of shares shown in this column includes shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the listed person may have substantial influence by reason of relationship.

(3)	The stock options included in this column are only those options that are exercisable within 60 days from March 13, 2009. Options that vest at later dates are not reported in this table.

(*)	Less than one percent (1%).

          The Board of Directors recommends that you vote FOR election of all nominees as directors.

SHAREHOLDER COMMUNICATIONS

          Shareholders who wish to send communications to the Company's Board of Directors may do so by sending them in care of Danice L. Chartrand, the Secretary of the Company, at the address that appears on the first page of this proxy statement. Communications may be addressed either to specified individual directors or the entire Board of Directors. The Secretary has the discretion to screen and not forward to directors any communications that the Secretary determines in her discretion are communications unrelated to the business or governance of the Company and its subsidiaries, including, without limitation, commercial solicitations and offensive, obscene, or otherwise inappropriate communications. The Secretary will, however, compile all shareholder communications that are not forwarded and the communications will be available to any director.

By Order of the Board of Directors Danice L. Chartrand Secretary